Exhibit 3.2(k)

OPERATING AGREEMENT

OF

SOVEREIGN SCIENTIFIC, LLC

(a Florida limited liability company)

Dated as of September 7, 2012

OPERATING AGREEMENT

OF

SOVEREIGN SCIENTIFIC, LLC

(a Florida limited liability company)

THIS OPERATING AGREEMENT OF SOVEREIGN SCIENTIFIC, LLC, is made and entered into and shall be effective as of the 7th day of September, 2012, by and between SOVEREIGN SCIENTIFIC, LLC, a Florida limited liability company (the “Company”), and VWR International, LLC, a Delaware limited liability company (the “Sole Member”).

RECITALS

The Company was organized as a limited liability company under the Act for the purposes described in the Articles of Organization. The Company and the Sole Member believe that it is in their respective best interests to enter into this Agreement to regulate and establish the business and affairs of the Company, all upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants hereinafter set forth, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and the Sole Member, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINED TERMS

The following capitalized terms shall have the meanings specified in this Article I. Other terms are defined in the text of this Agreement and, throughout this Agreement, such terms shall have the respective meanings ascribed to them.

“Act” means the Florida Limited Liability Company Act, as amended from time to time.

“Agreement” means this Operating Agreement, as amended from time to time.

“Articles of Organization” means the Articles of Organization of the Company filed with the Department of State of Florida on September 7, 2012, as thereafter amended and restated from time to time.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements and replacements as determined by the Member.

“Cessation of Membership” means, with respect to a Member, the occurrence of any of the following events:

(i) the making of an assignment for the benefit of creditors;

(ii) the filing of a voluntary petition of bankruptcy;

(iii) the adjudication as a bankrupt or insolvent or the entry against the Member of an order for relief in any bankruptcy or insolvency proceeding;

(iv) the filing of a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(v) the seeking, consenting to, or acquiescence in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;

(vi) the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in clauses (i) through (v) above;

(vii) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, which continues for 120 days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for (120) days or, if the appointment is stayed, for 120 days after the expiration of the stay during which period the appointment is not vacated;

(viii) in the case of a Member who is a natural person, the Member’s death or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;

(ix) a disposition, gift or devise of all of the Member’s Membership Rights to a Successor in compliance with this Agreement. The cessation of the Member’s Membership Rights shall be effective as of the date of the transfer to the Successor;

(x) a disposition, gift or devise of all of the Member’s Membership Rights to another Member(s) in compliance with this Agreement;

(xi) in the case of a Member that is a separate organization other than a corporation, the dissolution and commencement of winding up of the separate organization; or

(xii) in the case of a Member that is an entity, the dissolution of the entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means SOVEREIGN SCIENTIFIC, LLC, a limited liability company organized under the laws of Florida, and any successor limited liability company.

“Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Interest Holder” means any Person who holds an Interest, whether as a Member or as an unadmitted assignee of a Member.

“Manager” means the person designated as the Manager of the Company.

“Member” means the Sole Member and any Person who subsequently is admitted as a member of the Company.

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s (i) Interest; (ii) right to inspect the Company’s books and records; (iii) right to participate in the management of, and right to vote on, matters coming before the Company; and (iv) unless this Agreement or the Articles of Organization provide to the contrary, right to act as an agent of the Company.

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with the Code and the Regulations.

“Regulations” means, except where the context indicates otherwise, the permanent, temporary or proposed regulations of the United States Treasury promulgated under the Code as such regulations may be lawfully changed from time to time.

“Sole Member” means VWR International, LLC, a Delaware limited liability company.

“Successor” means all Persons to whom all or any part of an Interest is transferred either because of (i) the sale or gift by a Member of all or any part of the Member’s Interest, (ii) an assignment of a Member’s Interest due to the Member’s Cessation of Membership, or (iii) because a Member dies and the Persons are the Member’s personal representatives, heirs, or legatees.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign or otherwise transfer.

ARTICLE II

FORMATION

Section 2.1 Organizations. The Sole Member has caused a limited liability company to be organized pursuant to the Act, with the Articles of Organization being filed with the Florida Department of State.

Section 2.2 Name of the Company. The name of the Company shall be Sovereign Scientific, LLC. The Company may do business under that name and under any other name or names upon which the Sole Member may, in its sole discretion, determine.

Section 2.3 Term. The Company shall be dissolved and its affairs wound up in accordance with the Act, the Articles of Organization and the Agreement.

Section 2.4 Nature of Business. The business of the Company shall be for the purpose or purposes stated in the Articles of Organization.

Section 2.5 Registered Agent and Office. The registered agent for service of process and the registered office shall be that Person and location reflected in the Articles of Organization. The Company may, from time to time, change its registered agent or registered office upon filing a statement of change with the Office of the Department of State of the State of Florida designating the name of a new agent for service of process together with the new agent’s street address; provided, however, that any change in registered agent shall not be effective until the statement of change is so filed with said Office.

Section 2.6 Principal Office. The mailing address of the principal office of the Company shall be 2020 NE 153rd Street, Suite 102, North Miami Beach, Florida 33162.

Section 2.7 Member. The name and present mailing address of the Sole Member is set forth on Exhibit A to this Agreement.

ARTICLE III

MANAGEMENT; RIGHTS, POWERS, AND DUTIES

Section 3.1 Management. The Company shall be managed by a Manager or Managers. The initial Managers of the Company are Albert Jurgela and Theresa Balog. Any action approved by Sole Member may direct either of the Managers to act individually and shall not require the written consent of all Managers. Any action not authorized by the Sole Member shall require the written consent of all Managers.

Section 3.2 Liability; Indemnification.

(a) The Manager shall not be liable, responsible or accountable, in damages or otherwise, to the Company for any act performed by him with respect to Company matters, except for fraud.

(b) The Company shall indemnify the Manager for any act performed by it with respect to Company matters, except for fraud.

Section 3.3 Other Ventures. The Manager or its affiliates, or any officer, director, shareholder or employee thereof, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including the ownership, operation, management and syndication of businesses which are the same or similar to that of the Company. Neither the Company nor a Member other than the Sole Member shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom. Neither the Sole Member, the Manager nor any of its affiliates shall be obligated to present any particular opportunity to the Company, even if such opportunity is of a character which, if presented to the Company, could be taken by the Company and the Manager and any of its affiliates shall have the right to take for its, her or its own account (individually or as a trustee, shareholder, partner, member or a fiduciary) or to recommend to others any such particular opportunity.

Section 3.4 Conflicts of Interest. A Member or Manager will not violate a duty or obligation owed to the Company merely because the conduct of the Member furthers the Member’s or Manager’s own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a Person who is not a Member subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if the material facts of the transaction and the Member’s interests have been disclosed to the Member and either (i) the transaction is fair to the Company or (ii) the disinterested Member authorizes, approves, or ratifies the transaction.

Section 3.5 Officers. The Managers may, from time to time as they deem advisable, designate natural persons as officers of the Company (“Officers”) or successor Officers and assign titles to any such person. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Florida Business Corporation Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, subject to the authority of the Managers and Sole Member set forth in this Agreement. Any delegation pursuant to this Section 3.5 may be revoked at any time by the Managers. An Officer may be removed with or without cause at any time by the Managers.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1 Initial Contributions. The Sole Member has contributed to the Company the capital reflected in its books and records.

Section 4.2 No Other Capital Contributions Required. A Member shall not be required to contribute any additional capital to the Company, and except as set forth in the Act, a Member shall not have any personal liability for any obligations of the Company.

Section 4.3 Loans. A Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

ARTICLE V

ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1 Allocation of Profit and Loss. All Profit or Loss shall be allocated to the Sole Member.

Section 5.2 Distributions of Cash Flow. The Cash Flow for each taxable year of the Company shall be distributed to the Sole Member at the times and in the amounts determined by the Sole Member.

Section 5.3 Liquidation and Dissolution. If the Company is liquidated, the assets of the Company shall be distributed to the Sole Member or to one or more Successors.

ARTICLE VI

BOOKS AND RECORDS; TAX AND ACCOUNTING MATTERS

Section 6.1 Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Sole Member shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts and the Persons who will have authority with respect to the accounts and the funds maintained therein.

Section 6.2 Books and Records. The Sole Member shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with sound accounting principles and practices.

Section 6.3 Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Sole Member, subject to the requirements and limitations of the Code and the Regulations.

Section 6.4 Taxation. It is the intention of the Sole Member that the Company be treated as a disregarded entity for federal and state income tax purposes so long as there is only one Member or until a different election is made by the Sole Member as permitted by law.

ARTICLE VII

TRANSFER OF INTERESTS

Section 7.1 Transfer by the Sole Member. The Sole Member may Transfer all, or any portion of the Sole Member’s Membership Rights to one or more Successors.

Section 7.2 Transfer to Successor. In the event of any Transfer of all or any part of the Sole Member’s Interest to a Successor, the Successor shall thereupon become a Member and the Company shall be continued.

ARTICLE VIII

DISSOLUTION AND WINDING UP

Section 8.1 Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

(i) The unanimous written consent of the Member to dissolve the Company;

(ii) The dissolution of the Company pursuant to the Act, by operation of law or by judicial decree.

The Company shall not dissolve merely because of the Member’s Cessation of Membership.

Section 8.2 Procedure for Winding Up and Dissolution. If the Company is dissolved, the affairs of the Company shall be wound up. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company in satisfaction of the liabilities of the Company, and then to the Persons who are the Interest Holders of the Company in proportion to their respective Interests.

Section 8.3 Filing of Articles of Dissolution. If the Company is dissolved, articles of dissolution shall be promptly filed as required by law. If the Company no longer has a Member, articles of dissolution shall be filed by the last Person to be a Member, and, if there is no Person who last was a Member, articles of dissolution shall be filed by the legal or personal representatives of the Person who last was a Member.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Rights of Creditors and Third Parties. This Agreement is entered into by the Company and the Sole Member for the exclusive benefit of the Company, the Sole Member and its successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and a Member with respect to any capital contribution made by such Member to the Company or otherwise.

Section 9.2 Survival. The provisions of this Agreement shall survive the dissolution of the Company until such time as all activities related to the winding up of the affairs of the Company are completed; provided, however, that Sections 3.2, 3.3 and 3.4 hereof shall survive the termination of this Agreement.

Section 9.3 Assurances. A Member shall execute all certificates and other documents and shall do all such filing, recording, publishing and other acts as the Member deems appropriate to comply with the requirements of law for the organization and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

Section 9.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one aggrieved party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other aggrieved party or parties; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving notice or demand to take further action without notice or demand as provided in this Agreement.

Section 9.5 Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective Successors.

Section 9.6 Entire Agreement; Amendment. This Agreement represents the entire operating agreement of the Sole Member in respect of the Company. This Agreement may not be amended orally, but only by an agreement in writing signed by the Sole Member.

Section 9.7 Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Florida, notwithstanding the provisions of any jurisdiction’s conflict-of-laws principles.

Section 9.8 Construction. All articles or section titles or captions in this Agreement are for convenience only, shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except to the extent otherwise specified in this Agreement, references to “Articles” and “Sections” are to Articles and Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The terms “herein”, “hereof”, “hereto” or “hereunder” or similar terms shall be deemed to refer to this Agreement as a whole and not to a particular Article or Section.

Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and the Sole Member have executed and delivered this Agreement as of the date first written above.

Company:
SOVEREIGN SCIENTIFIC, LLC

/s/ Theresa Balog
By: Theresa Balog
Its: Manager

Sole Member:
VWR INTERNATIONAL, LLC

/s/ Scott K. Baker
By: Scott K. Baker
Its: Assistant Secretary

“EXHIBIT A”

TO

OPERATING AGREEMENT

THE COMPANY’S MEMBERSHIP

NAME AND ADDRESS	MEMBERSHIP
OF MEMBER	INTEREST
VWR International, LLC	100%
100 Matsonford Road
Radnor, PA 19087